In Investor Contact:	Media Contact:
A. Pierre Dubois	Kyle Tarrance
Pierpont Investor Relations	Allyn Media
(512) 527-2921	(214) 871-7723
investor@valence.com	ktarrance@allynpartners.com

Valence Technology Reports Fiscal 2010 Second Quarter and Six Month Results
Revenues meet previously announced expectations;
Company expects improved demand ahead

Austin, Texas (Nov. 4, 2009) - Valence Technology, Inc. (NASDAQ:VLNC), a leading U.S. based, international manufacturer and supplier of lithium iron magnesium phosphate energy storage solutions today reported financial results for its fiscal 2010 second quarter and six-months ended Sept. 30, 2009 and provided comment on business developments.

“Although we are disappointed with short-term demand, we are encouraged about the recent increased visibility that our energy storage solutions are obtaining in our customer applications,” commented Robert L. Kanode, president and CEO of Valence Technology. “And our recently signed supply agreement with Tennant for fast food restaurant scrubbers is yet another validating example of our technology and integration capabilities in next generation applications.  Tennant is an industry leader in the manufacture of indoor and outdoor vacuum and cleaning solutions and specialty floor coatings and we are very pleased to be working with them.”

“Review of our other motive, stationary, industrial, and medical opportunities is also encouraging for both our existing and prospective customers.  Our outlook still anticipates improved demand next year as our clients’ production schedules begin to ramp.  In the interim, we are focusing on next generation improvements to our technology as well as expanded sales and marketing efforts throughout the United States, Europe and the rest of the world.”

Summary of results for fiscal second quarter 2010 compared to 2009 include:

●	Revenue of $3.3 million compared to $5.8 million.
●	Positive gross margin of $234,000 compared to a negative gross margin of $171,000.
●	Lower operating expenses of $4.6 million compared to $4.8 million.
●	Improved operating loss of $4.4 million compared to $5.0 million.
●	Net loss available to common shareholders of $6.2 million or $0.05 per share for both periods.

As expected, the recent quarter’s revenue declined compared to the same period last year.  A reduced level of pack shipments to Segway was the primary reason for the revenue decline during the fiscal second quarter.  Gross margin improved to a positive 7% from a negative gross margin in last year’s comparable quarter mainly due to inventory adjustments that were recorded for the discontinuance of our N-Charge product line last year.

While overall operating expenses were lower compared to last year, there was an increase in general and administrative costs due to higher legal expenses associated with litigation involving the defense of the Company’s intellectual property.  Also included in the recent results is a charge for a property and casualty loss of $592,000 to account for the previously disclosed offsite warehouse fire, which impacted certain fixed assets and inventory. The Company has recorded a $3.5 million insurance receivable related to the claim it has filed on the fire using best currently available estimates.

Summary of results for fiscal six months 2010 compared to 2009 include:

●	Revenue of $8.1 million compared to $16.8 million.
●	Positive gross margin of $1 million compared to a negative gross margin of $197,000.
●	Operating expenses of $10.4 million compared to $9.5 million.
●	Improved operating loss of $9.3 million compared to $9.7 million.
●	Net loss available to common shareholders of $12.4 million or $0.10 per share, compared to a loss of $11.8 million or $0.10 per share.

For the recent six-month period, revenues declined by $8.7 million, mainly due to the absence of sales to Tanfield which occurred in last year’s first quarter as well as lower sales to other large format customers such as Segway due to the weak economy. Gross margin improved to 12.9%, compared to a negative gross margin in the prior year due to a $2.1 million adjustment related to discontinuance of the N-Charge product line last year.

Operating expenses increased by approximately $892,000 mainly due to higher legal fees associated with defense of the Company’s intellectual property, offset by lower marketing, research and development, and impairment expenses.

SECOND QUARTER FISCAL 2010 CONFERENCE CALL AND WEBCAST
Company management will conduct a conference call to discuss its results on Wednesday, Nov. 4, at 3:30 pm CST (4:30 p.m. EST).

A live webcast of the conference call can be accessed by visiting Valence's Web site at www.valence.com and clicking on the following links: Investor Relations - Events & Presentations.  To access the webcast, please go to this Web site approximately fifteen minutes prior to the start of the call to register, download, and install any necessary audio software.

Those callers within the United States and Canada can dial (800) 259-0251 and enter participant passcode 43519490 to participate.  Callers outside the United States and Canada can dial (617) 614-3671 and enter participant passcode 43519490 to participate.

A replay of the webcast will be available on the Company's Web site at www.valence.com.  A telephonic replay will also be available from 5:30 p.m. CST on Nov. 4, 2009, through 5:30 p.m. CST on Nov. 11, 2009.  To access the replay, please dial (888) 286-8010 and enter the following passcode 44154691.  Callers outside the United States and Canada can access the replay by dialing (617) 801-6888 and entering the passcode 44154691.

ABOUT VALENCE TECHNOLOGY, INC.
Valence Technology is an international leader in the development of lithium iron magnesium phosphate energy storage solutions. The Company has redefined lithium battery technology and performance by marketing the industry’s first safe, reliable and rechargeable lithium phosphate battery. Valence offers a proven technology and manufacturing infrastructure that delivers ISO-certified products and processes that are protected by an extensive global patent portfolio. Headquartered in Austin, Texas, Valence has facilities in Nevada, China and Northern Ireland. Valence Technology is traded on the NASDAQ Capital Market under the ticker symbol VLNC.  For more information, visit www.valence.com.

SAFE HARBOR STATEMENT
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our statements that we are positioned to realize better execution, improve gross margins, continue to reduce production costs and expenses, realize a strong year in both customer orders and revenue and our financial guidance.  Actual results should be expected to vary substantially from these forward-looking statements as a result of a variety of factors. Among the important factors that could cause actual results to differ are: the impact of our limited financial resources on our ability to execute on our business plan, commercially exploit our technology, respond to unanticipated developments and compete effectively in the marketplace, and the potential that our current equity financing arrangements will not be sufficient to meet our cash requirements and that we may need additional debt or equity financing to continue as a going concern; our uninterrupted history of quarterly losses and our ability to ever achieve profitability; the overall demand for batteries to power electric vehicles, and the demand for our lithium-ion batteries and lithium phosphate battery technology; our ability to service our debt, which is substantial in relationship to our assets and equity values; the pledge of all of our assets as security for our existing indebtedness; our ability to implement an effective licensing business strategy, protect and enforce our existing intellectual property rights or obtain issued patents; the rate of customer acceptance and sales of our products; our ability to form effective arrangements with OEM’s to commercialize our products; the level and pace of expansion of our manufacturing capabilities, including our ability to scale our manufacturing and quality processes at a level necessary to support potential demand; whether we are able to obtain government grants, loan incentives and other such funding to fund the expansion and/or relocation of certain of our operations; product or quality defects; the level of direct costs and our ability to grow revenues, particularly outside the U.S., to a level necessary to achieve profitable operating margins in order to achieve break-even cash flow; our dependence on limited suppliers for key raw materials; the level of our selling, general and administrative costs; any impairment in the carrying value of our intangible or other assets; our ability to achieve our intended strategic and operating goals; our ability to manage and address the many risks inherent in doing business in China, including national trade relations, enforcement of our contractual and intellectual property rights, and regulatory issues; our ability to attract and retain key personnel; the failure to expand our customer base, including to those companies with which it has been disclosed that we may be in preliminary discussions, particularly in light of our current dependence on a small number of customers for our revenues; the effects of competition; and general economic conditions, including a decrease in demand for our products which may be related to a sustained decrease in the price of oil, and the potential for reduced overall demand for vehicles that use our products and technology due to reduced global demand or economic downturn. These and other risk factors that could affect actual results are discussed in our periodic reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended March 31, 2009 and subsequent Quarterly Reports on Form 10-Q and other documents filed with the Securities and Exchange Commission.  The reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.  We disclaim any intent or obligation to update these forward-looking statements.
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{Financial tables to follow}

VALENCE TECHNOLOGY, INC. AND SUBSIDIARIES
SELECT CONSOLIDATED INCOME STATEMENT DATA
(amounts in thousands, except per share amounts)

	September 30, 2009	March 31, 2009
Assets
Total Current Assets	$17,409	$23,345
Total Assets	$23,051	$29,636

Liabilities, Preferred Stock and Stockholders’ Deficit
Total Current Liabilities	$28,230	$9,456
Total Liabilities	$89,102	$88,211

Redeemable Convertible Preferred Stock	$8,610	$8,610

Total Stockholders’ Deficit	$(74,661)	$(67,185)

Total Liabilities, Preferred Stock and Stockholders’ Deficit	$23,051	$29,636

	Three Months Ended September 30,		Six Months Ended September 30,
	2009	2008	2009	2008

Total revenues	$3,347	$5,816	$8,065	$16,806

Gross margin profit (loss)	$234	$(171)	$1,042	$(197)

Operating expenses	$4,588	$4,845	$10,358	$9,466

Operating loss	$(4,354)	$(5,016)	$(9,316)	$(9,663)

Net loss available to common stockholders	$(6,236)	$(6,225)	$(12,433)	$(11,791)

Net loss per share available to common stockholders	$(0.05)	$(0.05)	$(0.10)	$(0.10)

Shares used in computing net loss per share available to common stockholders, basic and diluted	124,937	117,204	124,302	116,802